UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2020

Avantor, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38912	82-2758923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Radnor Corporate Center, Building One, Suite 200
100 Matsonford Road
Radnor, Pennsylvania 19087
(Address of principal executive offices, including zip code)
(610) 386-1700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AVTR	New York Stock Exchange
6.250% Series A Mandatory Convertible Preferred Stock, $0.01 par value	AVTR PRA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 — Registrant’s business and operations
Item 1.01. Entry into a material definitive agreement.
On March 27, 2020, certain subsidiaries of Avantor, Inc. (the “Company”) entered into a $300 million accounts receivable securitization facility (the “A/R Facility”) to provide additional liquidity and funding for the ongoing business needs of the Company and its subsidiaries. The new A/R Facility replaces the Company’s existing $250 million accounts receivable facility, which was set to expire on November 20, 2020.
The documentation for the A/R Facility includes (i) a Receivables Purchase Agreement (the “Receivables Purchase Agreement”) entered into by and among VWR International, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“VWR”), as servicer, Avantor Receivables Funding, LLC, a Delaware limited liability company and a bankruptcy-remote special purpose entity that is a wholly-owned subsidiary of VWR (“ARF”), certain committed purchasers, conduit purchasers and LC participants that are parties thereto from time to time and PNC Bank, National Association, as Administrator and LC Bank, (collectively, the “Purchasers”) and (ii) a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) by and among certain wholly-owned subsidiaries of the Company, as originators (the “Originators”) and ARF (collectively, the “Agreements”).
Pursuant to the Purchase and Sale Agreement, the Originators have sold, and will continue to sell on an ongoing basis, their accounts receivable, together with customary related security and interests in the proceeds thereof, to ARF in exchange for a combination of cash and subordinated notes issued by ARF to the Originators. Pursuant to the Receivables Purchase Agreement, ARF may, from time to time, in turn sell undivided interests in such accounts receivable, together with all related security and interests in the proceeds thereof, to the Purchasers in exchange for cash proceeds and/or letters of credit. Collections on the accounts receivable for which an undivided interest is sold to the Purchasers will be set aside and held in trust to satisfy the obligations of ARF under the A/R Facility or will be used to purchase additional accounts receivable from the Originators.
The Originators and ARF provide customary representations and covenants under the Agreements and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. Sales of interests to the Purchasers under the A/R Facility are subject to customary criteria, limits and reserves. The Receivables Purchase Agreement provides for certain Termination Events, as defined therein, upon the occurrence of which the Purchasers may terminate further purchases of undivided interests in the accounts receivable and impose default fees. ARF pays Base Rate or Alternate Rate (each as defined in the Receivables Purchase Agreement) with respect to amounts advanced under the A/R Facility. The calculation of Base Rate and Alternate Rate will vary based on the funding alternatives and will be calculated at the applicable rates described in the Receivables Purchase Agreement. In addition, the A/R Facility also provides for the issuance of letters of credit.

The amount of credit exposure of the Purchasers outstanding at any one time under the Receivables Purchase Agreement is subject to maintaining sufficient eligible receivables, and is limited to $300 million.
The A/R Facility is for an initial three-year term and may be extended in accordance with the terms of the Receivables Purchase Agreement.
VWR serves as the servicer of the accounts receivable under the A/R Facility. Neither VWR nor ARF guarantees collectability of the accounts receivable or the creditworthiness of obligors thereunder. However, Avantor Funding, Inc., a wholly-owned subsidiary of the Company, has provided a guaranty of performance in respect of the obligations of the Originators under the Purchase and Sale Agreement.
Item 1.02. Termination of a material definitive agreement.
In connection with its entry into the A/R Facility, the Company terminated its existing accounts receivable facility dated as of November 21, 2017, as subsequently amended and extended, among VWR Receivables Funding, LLC, VWR, the various conduit purchasers from time to time party thereto, the various related committed purchasers from time to time party thereto, the various purchaser agents from time to time party thereto, the various LC participants from time to time party thereto and PNC Bank, National Association, as Administrator and LC Bank.
Section 2 — Financial information
Item 2.03. Creation of a direct financial obligation or an obligation under an off-balance sheet arrangement of a registrant.
The information in Item 1.01 with respect to the A/R Facility is incorporated herein by reference.

Section 9 — Financial statements and exhibits
Item 9.01. Financial statements and exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Receivables Purchase Agreement, dated March 27, 2020, among Avantor Receivables Funding, LLC, VWR International, LLC, the various conduit purchasers from time to time party thereto, the various related committed purchasers from time to time party thereto, the various purchaser agents from time to time party thereto, the various LC participants from time to time party thereto and PNC Bank, National Association, as Administrator and LC Bank

10.2	Purchase and Sale Agreement, dated March 27, 2020, between the various entities listed on Schedule I thereto as Originators and Avantor Receivables Funding, LLC

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avantor, Inc.

Date: March 30, 2020	By:	/s/ Steven Eck
		Name:	Steven Eck
		Title:	Senior Vice President, Chief Accounting Officer

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